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                                   [LETTERHEAD]


PRIVATE & CONFIDENTIAL
The Directors
4Front Technologies, Inc.
5650 Greenwood Plaza Boulevard
Suite 107, Englewood
Colorado, 80111



Ladies and Gentlemen

4FRONT TECHNOLOGIES INC. (FORMERLY 4FRONT SOFTWARE INTERNATIONAL, INC.)

We consent to incorporation by reference in the registration statement on Form S-8 of 4Front Technologies Inc. of our report dated April 28, 1997, relating to the consolidated balance sheets of 4Front Technologies Inc and subsidiaries as of January 31, 1997, and 1996, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended January 31, 1997, and all related schedules, which report appears in the January 31, 1997 annual report on Form 10-K of 4Front Technologies Inc.

KPMG


London, England
January 2, 1998